Exhibit 10.7
ASSET EXCHANGE AGREEMENT
     THIS ASSET EXCHANGE AGREEMENT is made as of the 18th day of November, 2009, by AURORA BANK FSB, a Federally chartered savings institution (“Aurora”) and CAPITAL CROSSING PREFERRED CORPORATION, a Massachusetts corporation (“CCPC”). Aurora and CCPC are sometimes referred to herein singly as a “Party” and collectively as the “Parties”.
RECITALS
     This Agreement contemplates a transaction in which Aurora will transfer to CCPC all of the Bank Loans described in the Bank Loan Schedule attached hereto as Schedule A and in consideration for such transfer CCPC will transfer to Aurora all of the REIT Loans described in the REIT Loan Schedule attached hereto as Schedule B.
AGREEMENT
     In consideration of the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:
1. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated.
     “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, Claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, reasonable out-of-pocket expenses, and fees, including court costs and attorneys’ fees and expenses.
     “Affiliate” means any Person that, directly or indirectly, controls, or is controlled by or under common control with, another Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise.
     “Aggregate Value” means the aggregate of the Exchange Purchase Price, and as set forth on Schedule A for Bank Loans and Schedule B for REIT Loans.
     “Agreement” means this Asset Exchange Agreement and attachments hereto including, without limitation, all schedules, exhibits and attachments to this Agreement.
     “Allonge” means an allonge substantially in the form of Exhibit B to be executed and delivered by the Transferor at Closing to sell, assign and transfer a Note to the Transferee.
“Asset” means any Loan.

     “Asset File” means, with respect to each Asset, all Loan Documents and all documents and correspondence relating to the origination, administration and servicing of the Loan, to the extent same are available and held in the related asset file in the possession of the Transferor, as of the Closing Date, including, without limitation, relevant correspondence, legal opinions, leases, rent rolls, contracts (management, service, repair, etc.), title insurance policies, insurance policies and third party reports; as well as any electronic data, e-files and databases to the extent that same include any of the items listed above for each Asset and are reasonably available for transfer as part of the Asset File.
     “Asset Group” means a group of two or more Loans, all of which either (a) are secured by all or part of the same Loan Collateral, (3) are interrelated by the fact that a default under one results in a default under one or more of the others, or (c) have the same or similar Obligors.
     “Asset Repurchase Price” means, the Exchange Purchase Price, plus any customary, reasonable and necessary “out of pocket” costs and expenses, including reasonably incurred and paid protective advances, actually incurred by the Transferee of an Asset during its ownership of such Asset in connection with the collection, administration and servicing of such Asset, minus any principal payments received by the Transferee of an Asset during its ownership of such Asset.
     “Assignment” means an instrument in substantially the form of Exhibit C to be executed, acknowledged and delivered by the Transferor subsequent to Closing (as provided herein) to sell, assign and transfer the Mortgage securing an individual Loan from the Transferor to the Transferee.
     “Assignment of Life Insurance” means an instrument in form and substance satisfactory to the Transferee to be executed and delivered by the Transferor at Closing which assigns to the Transferee the Transferor’s rights as secured party under any life insurance policy securing a Loan.
     “Aurora” has the meaning set forth in the preface above.
     “Bank Loan” means a Loan owned on the date hereof by Aurora that is identified on the Bank Loan Schedule.
     “Bill of Sale” means a bill of sale substantially in the form of Exhibit D to be executed and delivered by the Transferor at Closing to sell, assign and transfer to the Transferee all of the rights, title, and interests of the Transferor in the Loans and Loan Documents related thereto and any payments arising under such Loans and Loan Documents to the Transferee.
     “Business Day” means any day other than a Saturday, Sunday, Federal holiday or state holiday in New York, or other day on which banks with offices in New York and Massachusetts are authorized or required to be closed.
     “Call Provisions” has the meaning set forth in Section 7.04.
     “CCPC” has the meaning set forth in the preface above.

     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.
     “Certificate of Defect” means a certificate substantially in the form of Exhibit E, with blanks appropriately completed, which shall identify an Asset with respect to which the Transferee contends there is a material breach of a representation or warranty of the Transferor contained in Section 4.
     “Claim” means any claim, Liability, proof of claim (including, without limitation, a proof of claim filed in bankruptcy proceedings), demand, lien, complaint, summons, legal, equitable or administrative action, suit, investigation or proceeding of any nature, chose in action, damage, judgment, order, injunction, decree, penalty or fine, and all losses, costs and expenses relating to the foregoing (including, without limitation, attorney’s fees and expenses).
     “Closing” means the closing of the transactions contemplated by this Agreement in accordance with Section 2.02.
     “Closing Date” has the meaning set forth in Section 2.02.
     “Closing Documents” means all documents that under the terms of this Agreement are required to be delivered by Aurora or CCPC at Closing.
     “Closing Statement” means the document substantially in the form of Exhibit A attached hereto and incorporated herein, to he prepared by Aurora and executed by Aurora and CCPC at Closing.
     “Cure Period” means, with respect to a Defective Asset, the period of 30 days commencing on the date the Transferor delivers to the Transferee a response to a Certificate of Defect with respect to such Defective Asset in accordance with Section 7.03(b) hereof, which period shall be extended for an additional period of 60 days (for a total of 90 days) provided that the Transferor is pursuing with diligence and good faith the cure of a breach of representation or warranty.
     “Cut off Date” means, with respect to the exchange of the assets, the close of business as of October 31, 2009.
     “Defective Asset” means an Asset as to which the Transferor has breached a representation or warranty under Section 4 hereof, which breach has a material adverse effect on the Asset, and the Transferee has timely delivered to the Transferor a Certificate of Defect pursuant to Section 7.03 as to such breach.
     “Exchange Purchase Price” means, with respect to an Asset the “Exchange Purchase Price as shown on the Loan Schedule for such Asset.
     “Governmental Order” has the meaning set forth in Section 8.01(b).
     “Hazardous Materials” means (a) those substances included with the definitions of any one or more of the terms “hazardous substances,” “hazardous materials,” “hazardous waste” and

“toxic substances” in CERCLA, RCRA, and the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq., and in the regulations promulgated pursuant thereto; (b) those substances listed in the United States Department of Transportation Table (49 CFR Section 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 CFR Section 302 and amendments thereto) as hazardous substances; (c) solid waste or hazardous waste as defined by the Environmental Protection Agency regulations at 40 CFR §261; (d) such other substances, materials and wastes that are or become regulated under applicable local, state or Federal laws, or that are classified as hazardous or toxic under Federal, state or local laws or regulations; and (e) any materials, wastes or substances that are (i) petroleum: (ii) polychlorinated biphenyls; (iii) within the definition of “hazardous substance” set forth in Section 311 of the Clean Water Act (33 U.S.C. Section 1321), or designated as “toxic pollutants” subject to Chapter 26 of the Clean Water Act pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317); (iv) flammable explosives; (v) radioactive materials; or (vi) friable asbestos.
     “Knowledge” means, with respect to references to Aurora’s Knowledge, the actual knowledge of the officers of Aurora who are responsible for the day-to-day management of the Bank Loans or, with respect to references to CCPC’s Knowledge, the actual knowledge of the officers of CCPC who are responsible for the day-to-day management of the REIT Loans.
     “Legal Requirement” means any law, statute, ordinance, code, rule, regulation, license, permit, authorization, decision, order, injunction or decree of any governmental entity (or any independent agency or political subdivision thereof) or any court with appropriate jurisdiction.
     “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).
     “Litigation Matters” means all matters pending in any forum that are related to or arose out of or as the result of any of the Assets including, but not limited to, all arbitrations, mediations, and judicial proceedings in any local, county, state or Federal court (including any bankruptcy courts) whether or not the Transferor is a party to or has or has not entered a notice of appearance in such matters.
     “Loan” means a Bank Loan described in the Bank Loan Schedule or a REIT Loan described in the REIT Loan Schedule or both, as the context may require, and includes (a) the obligations evidenced by each Note, any promissory note renewed by a Note, and any promissory note renewing any Note; (b) any judgments founded upon a Note, to the extent attributable thereto and any lien arising therefrom: and (c) the proprietary interest of the Transferor in any litigation (including, without limitation, any foreclosure) or bankruptcy to which the Transferor is a party or claimant based upon any such Note.
     “Loan Collateral” means any real property, machinery, equipment, fixtures and furnishings, inventory, cash, certificates of deposit, securities, leases, guaranties, contract rights, receivables, letters of credit, assignment of life insurance policies, and all other property, real or personal, tangible or intangible, new or used, securing a Loan.

     “Loan Documents” means, with respect to each Loan, the following documents, as and if applicable:
          (a) The Note, and if applicable, one or more allonges, or if an original Note does not exist, a lost note affidavit, signed in connection with the Loan bearing all intervening endorsements;
          (b) The original of the loan agreement entered into between the borrower and the lender under the Loan, if any, and all guarantees and indemnities, if any, executed in connection with the Loan;
          (c) The original, filed Mortgage executed in connection with the Loan, or if the original Mortgage does not exist, a copy of the original with recording information, and if a copy of the original Mortgage does not exist, the Transferor shall, reasonably promptly after Closing, obtain a copy from the applicable recording office and deliver the same to the Transferee;
          (d) Copies of all documents, if any, relating to the formation and organization of the borrower under the Loan, together with all consents and resolutions delivered in connection with such borrower’s obtaining the Loan:
          (e) All other documents and instruments evidencing, guaranteeing, insuring or otherwise constituting or modifying or otherwise affecting the Loan, or otherwise executed or delivered in connection with, or otherwise relating to, the Loan, including all documents establishing or implementing any lockbox/cash management arrangements and/or reserve or escrow accounts to be funded by the borrower;
          (f) The original interest rate cap agreement applicable to the Loan, together with an original of the related assignment of interest rate cap agreement (if any);
          (g) A copy of the opinions of counsel (if any) of the borrower under each Loan;
          (h) A copy of the UCC financing statements, if any, and all necessary UCC continuation statements with evidence of filing thereon or copies thereof certified by such borrower that such financing statements have been sent for filing, and UCC assignments;
          (i) The original mortgagee title insurance policy, if any, together with all endorsements thereto; and
          (j) Copies of all insurance policies relating to each Mortgaged Property required under the Loan Documents, if any.
     “Loan Schedule” means the loan schedules attached hereto as Schedule A and Schedule B setting forth as the Cut off Date the following information concerning each Loan as available:
          (a) the Transferor’s loan or account number;
          (b) name and mailing address for each Obligor;

          (c) original Principal Balance;
          (d) interest rate in effect;
          (e) stated maturity date and/or call date;
          (f) payment in effect;
          (g) last payment date and next due date;
          (h) Principal Balance as of the Closing Date;
          (i) amount of late payment fees and other charges owing;
          (j) the last known street address of the location of tangible Loan Collateral;
          (k) a code indicating the type of Primary Loan Collateral, if any, securing the Loan and the priority of the related lien or security interest (e.g., first, second, etc.);
          (l) the priority of the lien of the Primary Loan Collateral, and if the Loan is not secured by a first and prior lien or security interest in and to the Primary Loan Collateral, a reasonable estimate of the amount of indebtedness secured by the prior liens and security interests as reflected in the Loan Documents as of the Closing Date;
          (m) a code indicating whether the Loan bears a fixed rate of interest or an adjustable rate of interest, and in the case of adjustable rate Loans, the reset date, adjustment formula and the existence of caps, if any;
          (n) a code indicating if the Loan is in foreclosure;
          (o) a code indicating the attorney status (i.e., whether the Loan has been referred to an attorney, and if so, the name, address and telephone number of such attorney);
          (p) the amount of any past due real estate taxes, fees or charges with respect to the Mortgaged Property;
          (q) the annualized amount of all real estate taxes due and payable with respect to the Mortgaged Property;
          (r) a code indicating whether escrows for taxes, insurance or other charges are collected with respect to the Loan and the amount of any such escrows collected but not applied for their designated purposes; and
          (s) if such is the case, a code indicating that the Loan is not personally guaranteed by one or more guarantors;
          The Loan Schedule may be in the form of more than one list and/or schedule, collectively setting forth all of the information required.

     “Lost Note Affidavit” means a lost note affidavit and indemnity in substantially the same form as Exhibit F attached hereto.
     “Material” or “Materially” means in the case of the breach of any representation or warranty set forth in Article 4 of this Agreement, a breach as to which CCPC or Aurora reasonably can demonstrate that the total of: (i) the cost or aggregate cost to cure or remediate such breach, plus (ii) the diminution in value of the Loan as a result thereof, exceeds $10,000.00.
     “Mortgage” means, with respect to each Loan, a mortgage, deed of trust, deed to secure debt, assignment of rents or leases or other instrument creating or evidencing a lien or security interest in or to any Mortgaged Property that secures such Loan.
     “Mortgaged Property” means, with respect to each Loan, any real property (excluding fixtures covered by a Security Instrument other than a mortgage) securing such Loan.
     “Note” means the original executed promissory note evidencing the indebtedness of an Obligor under a Loan, or if an original executed promissory note does not exist, a Lost Note Affidavit, signed in connection with the Loan with a true copy of the Note attached thereto, or other document (original or true copy) which is sufficient to evidence the indebtedness under the Loan, such that the Transferee may enforce an action at law to collect such indebtedness, together with the original of any allonge, rider, addendum or amendment thereto and any assignments thereof.
     “Obligor” means a borrower, mortgagor, guarantor or judgment debtor under a Loan or other Person who owes payments or is responsible for performance under a Loan.
     “Party” or “Parties” has the meaning set forth in the preface above.
     “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other entity, or a governmental authority (or any department, agency, or political subdivision thereof).
     “Power of Attorney” means an irrevocable limited power of attorney given by the Transferor granting the authority to the representatives of the Transferee named therein to execute such documents and to take such actions as specified therein, all as set forth in the form attached as Exhibit G hereto.
     “Primary Loan Collateral” means the Loan Collateral specifically set forth in the Loan Schedule.
     “Principal Balance” means, as of any date of determination, the then unpaid principal balance of a Loan.
     “RCRA” means the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901. et seq.

     “REIT Loan” means a Loan owned by CCPC on the date hereof that is identified on the REIT Loan Schedule.
     “Replacement Loans” has the meaning set forth in Section 7.04.
     “Servicer” means, from and after the Closing Date, any servicer of any or all of the REIT Loans or the Bank Loans, as applicable, identified by the Transferee of such Loan.
     “Subsidiary” means any corporation, limited liability company, partnership or trust with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the equity ownership interests or has the power to vote or direct the management and control thereof.
     “Transferee” means, with respect to the Bank Loans, CCPC, and with respect to the REIT Loans, Aurora.
     “Transferor” means, with respect to the Bank Loans, Aurora, and with respect to the REIT Loans, CCPC.
     “UCC” means the Uniform Commercial Code as in effect in the relevant jurisdiction.
     “UCC Financing Statement” means a financing statement executed and filed pursuant to the UCC as in effect in the relevant jurisdiction.
2. Exchange/Assignment.
     2.01 Exchange and Assignment. On and subject to the terms and conditions of this Agreement, Aurora agrees to transfer, assign and sell to CCPC all right, title and interest of Aurora in and to the Bank Loans and in consideration for such transfer CCPC agrees to transfer, assign and sell to Aurora all right, title and interest of CCPC in and to the REIT Loans.
     2.02 Closing. The closing of the transactions contemplated by this Agreement shall take place in accordance with this Section 2.02, and at the offices of Aurora located at 1271 Avenue of the Americas, 46th Floor, New York, New York, 10019, commencing at 9:00 a.m. local time, or at such other place, date or time as the Parties may mutually agree. The closing of the exchange and assignment of the Loans (the “Closing”) shall occur on the date hereof, or on such later date as all conditions to Closing set forth in Section 6 have been satisfied (the “Closing Date”). All Closing deliveries, requirements, adjustments and conditions shall be applicable to the Closing Date with respect to the Loans.
     2.03 Deliveries at Closing With Respect to the Loans. At the Closing with respect to each applicable Loan, the Transferor shall execute and deliver or cause to be delivered to the Transferee or on behalf of the Transferee to the party designated below:
          (a) the Note, together with an Allonge from the Transferor to the Transferee. If directed by the Transferee, the Transferor shall deliver the Note and Allonges to any other Person;
          (b) the Loan Documents (other than the Note) to the Servicer or any other Person;

          (c) the Asset File to the Servicer or any other Person;
          (d) the Bill of Sale to the Transferee;
          (e) Powers of Attorney, in such number as may be reasonably requested by the Transferee;
          (f) the Closing Statement; and
          (g) an incumbency certificate of the Transferor together with a certified copy of resolutions of the Transferor’s Board of Directors evidencing appropriate corporate authority for and approval of the transactions contemplated by this Agreement accompanied by a certificate of an officer or in-house legal counsel of the Transferor attesting to the accuracy and continued effectiveness of the resolutions.
     2.04 Additional Deliveries. Within one hundred eighty (180) days after the Closing, (i) the Transferee shall prepare or cause the Servicer to prepare an Assignment for each Loan and present it for execution by the Transferor, and the Transferor shall thereafter execute such Assignment and make it available to the Transferee or its designee; and (ii) the Transferee shall cause such Assignment to be recorded with the proper recording office and concurrently shall deliver to the custodian a copy of such Assignment with evidence of recording and an assignment of mortgage in blank executed by the Transferee. Following the Closing, upon request by the Transferee, and without payment of further consideration and with no further liability to the Transferee, the Transferor shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered to the Transferee such further instruments, documents and assurances, as may be required from time to time to complete the transactions contemplated by this Agreement, including any such other documents as are customarily delivered by assignors of similar loans and which have been reasonably requested by the Transferee, including without limitation, assignments of life insurance policies, assignments of collateral accounts and assignments of documents or other property which have been pledged to secure a Loan. The Transferor may elect to permit the Transferee to execute and, if not timely executed and delivered by the Transferor, the Transferee shall be permitted to execute on behalf of the Transferor, pursuant to the Power of Attorney, the additional documents described in this Section 2.04 or in a separate writing signed by the Transferor.
     2.05 Transfer and Recordation Fees and Taxes; Other Costs. The Transferor shall pay all transfer, filing and recording fees and taxes, reasonable out-of-pocket costs and expenses, and all state, county or city documentary taxes, if any, relating to the filing or recording of any Mortgage and any Loan Document or the assignment of any Loan Document in accordance with all Legal Requirements, with the exception of the tiling and recording fees for filing of UCC-3 transfers and assignments which will be paid by the Transferee. The Transferee shall pay all transfer tax, and the Transferee shall prepare the necessary forms in connection with such Closing Documents. The Transferor shall execute such forms to the extent required by Legal Requirements. Any of the foregoing costs which cannot be determined or paid at Closing shall be paid by the Party responsible post-Closing promptly after such amounts are determined or payable.

     2.06 Delivery of Files. The Transferee shall take delivery or constructive delivery, as the case may be, of all Asset Files on the Closing Date. After Closing, the Transferor shall have no responsibility for the safekeeping of the Asset Files and all risk of loss or damage with respect to such files shall be borne by the Transferee. All expenses incurred with respect to the shipment of such files to the Transferee or the Transferee’s agent shall be paid by the Transferee. The Transferee agrees to abide by all Legal Requirements regarding the preservation and maintenance of all Loan Documents and records relating to the Loans transferred to it, including but not limited to the length of time such documents and records are to be retained. After delivery of the Asset Files to the Transferee, the Transferor may continue to use, inspect and make extracts from or copies of such files, to the extent available, in each case upon the Transferor’s reasonable notice to the Transferee and at the Transferor’s expense.
     2.07 Conditional Delivery of Closing Documents. In order to expedite Closing, each Party shall have the right to execute and deliver Closing Documents (in the forms required by this Agreement and dated as of the Closing Date determined in accordance with this Agreement) to the other Party prior to Closing. Each such delivery prior to Closing shall be subject to the conditions subsequent (without the necessity of the delivering Party repeating such conditions upon any such delivery) that (i) each such delivery shall be effective only upon the completion of Closing in accordance with this Agreement, and (ii) if this Agreement is terminated or if Closing is not completed prior to the date herein specified for Closing, then the receiving Party shall promptly return all such Closing Documents to the delivering Party.
     2.08 Review of Asset Files.Prior to Closing, the Transferor will permit representatives of the Transferee to have full access at all reasonable times upon reasonable prior notice to the Transferor, and in a manner so as not to interfere with the normal business operations of the Transferor to all Asset Files.
     2.09 Warranty Matters. The Transferor shall promptly notify the Transferee of any failure of an Asset to comply with the representations and warranties set forth in Section 4 of which the Transferor obtains Knowledge after the Closing Date.
     2.10 Notice of Claims. The Transferor shall promptly notify the Transferee of any Claims made or threatened relating to any Asset of which the Transferor has Knowledge. This provision shall not require the Transferor to conduct any investigation to determine if any Claims exist.
     2.11 Commitments. The Transferee agrees to comply with the commitments of the Transferor relating to modifications to the Loans and the Loan Documents.
     2.12 Post Closing Adjustments. The Transferor and Transferee shall, within sixty (60) days after Closing, agree to make delivery to CCPC, if necessary, an amount to ensure a transfer of at least equal value of assets as between the Parties.

3. Representations and Warranties Concerning the Transaction.
     3.01 Representations and Warranties of Aurora. Except as set forth in the Exception Schedule, Aurora represents and warrants to CCPC that the statements contained in this Section 3.01 are correct and complete as of the date of this Agreement.
          (a) Organization. Aurora is a Federally chartered, regulated and insured savings institution, and is duly organized and validly existing under the laws of the United States of America.
          (b) Authority. Aurora has taken all necessary action to authorize its execution, delivery and performance of, and has the power and authority to execute, deliver and perform its obligations under, this Agreement and all Closing Documents, and to consummate the transactions contemplated hereby and thereby.
          (c) Enforceability. This Agreement, all Closing Documents and all of the obligations of Aurora hereunder and thereunder are the legal, valid and binding obligations of Aurora, enforceable against Aurora in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (d) No Conflict; Consents. Neither Aurora’s execution and delivery of this Agreement nor the performance of its obligations hereunder will conflict with any provision of any Legal Requirement to which Aurora is subject, nor conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any agreement to which Aurora is a party or by which it is bound. Aurora has obtained all consents, approvals, authorizations and orders of any court or governmental agency or body required for its execution, delivery and performance of this Agreement.
          (e) Pending Legal Action. To Aurora’s Knowledge, there is no action, suit or proceeding pending against Aurora in any court or by or before any other governmental agency or instrumentality which if determined adversely to Aurora would materially or adversely affect the ability of Aurora to carry out the transactions contemplated by this Agreement.
          (f) Brokers’ Fees. Aurora does not have any agreement, liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which CCPC could become liable or obligated.
          (g) Aurora’s Financial Condition. Aurora is not insolvent as of the date of this Agreement and shall not be rendered insolvent by the consummation of the transactions contemplated by this Agreement. For the purposes of this Agreement, “insolvent” shall mean that the value of Aurora’s liabilities exceeds the value of Aurora’s assets or that Aurora is generally unable to pay its debts as and when due.
     3.02 Representations and Warranties of CCPC. CCPC represents and warrants to Aurora that the statements contained in this Section 3.02 are correct and complete as of the date of this Agreement.

          (a) Organization. CCPC is a Massachusetts corporation and is duly organized, validly existing, and in good standing under the laws of the State of Massachusetts.
          (b) Authority. CCPC has taken all necessary action to authorize its execution, delivery and performance of, and has the power and authority to execute, deliver and perform its obligations under, this Agreement and all Closing Documents, and to consummate the transactions contemplated hereby and thereby.
          (c) Enforceability. This Agreement, all Closing Documents and all the obligations of CCPC hereunder and thereunder are the legal, valid and binding obligations of CCPC, enforceable against CCPC in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (d) No Conflict; Consents. Neither CCPC’s execution and delivery of this Agreement nor the performance of its obligations hereunder will conflict with any provision of any Legal Requirement to which CCPC is subject, nor conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any agreement to which CCPC is a party or by which it is bound. CCPC has obtained all consents, approvals, authorizations and orders of any court or governmental agency or body required for its execution, delivery and performance of this Agreement.
          (e) Pending Legal Action. To CCPC’s Knowledge, there is no action, suit or proceeding pending against CCPC in any court or by or before any other governmental agency or instrumentality which if determined adversely to CCPC would materially and adversely affect the ability of CCPC to carry out the transactions contemplated by this Agreement.
          (f) Brokers’ Fees. CCPC does not have any agreement, liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Aurora could become liable or obligated.
          (g) CCPC’s Financial Condition. CCPC is not insolvent as of the date of this Agreement and shall not be rendered insolvent by the consummation of the transactions contemplated by this Agreement. For the purposes of this Agreement, “insolvent” shall mean that the value of CCPC’s liabilities exceeds the value of CCPC’s assets or that CCPC is generally unable to pay its debts as and when due.
4. Representations, Warranties and Covenants Concerning the Assets.
     4.01 Representations and Warranties Concerning the Bank Loans. Subject to the limitations of survival in Section 7.01 of this Agreement, Aurora represents and warrants to CCPC with respect to each Bank Loan that the statements contained in this Section 4.01 are correct and complete as of the date of this Agreement.
          (a) Ownership. Aurora is the sole legal and beneficial owner and holder of all rights, title and interest in and to the Bank Loans, free and clear of any and all liens, security interests, pledges, charges, or rights of redemption. Aurora has full right and authority to sell, assign and transfer each of the Bank Loans without the consent of any Person, except for consents that have or will be obtained on or before the Closing Date. Upon conveyance of each Bank Loan to CCPC, no Person other than CCPC will have any right, title or interest in and to each Bank Loan, including any payments made on or in respect of the Bank Loan, except as otherwise provided in this Agreement. No Person has any servicing rights related to the Bank Loan, except as contemplated by this Agreement.
          (b) No Right to Future Advances; Commitments. Each Bank Loan is fully funded and advanced, and no Person has any right to receive or compel disbursement of any additional loan proceeds or future advances with respect to any of the Bank Loans, nor are there any outstanding commitments to modify or restructure any of the Bank Loans.
          (c) Enforceability. Each of the Loan Documents related to the Bank Loans is the legal, valid and binding obligation of the Obligor, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The Note with respect to each Bank Loan is not subject to any right of rescission, set-off, counterclaim or defense. The Bank Loan is secured by a valid and enforceable lien on or security interest (with the priority disclosed on the Bank Loan Schedule) in the Loan Collateral for such Bank Loan having the priority indicated on the Bank Loan Schedule. The Loan Documents related to the Bank Loans, taken together as a whole, contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the practicable realization against the Loan Collateral related to the Bank Loans of the benefits of the security intended to be provided thereby, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
          (d) No Modification or Waiver. Except as evidenced in the Asset File by written documentation, Aurora has not released any Obligor or waived, materially modified, altered, satisfied, canceled or subordinated the Bank Loans or any Loan Documents or Loan Collateral related to the Bank Loans in any material respect.
          (e) Litigation. To Aurora’s Knowledge, there is no litigation outstanding, pending or threatened relating to the Bank Loans.
          (f) No Cross-Collateralization. The Loan Collateral for a Bank Loan does not secure any obligation other than the Bank Loans transferred pursuant to this Agreement.
          (g) Accuracy of Loan Schedule. Except as may be warranted absolutely and without reservation in this Agreement, to Aurora’s Knowledge, all information pertaining to the Bank Loans on the Bank Loan Schedule is true and correct in all respects.
          (h) Loan Balance. The unpaid Principal Balance of each of the Bank Loans is as set forth on the Bank Loan Schedule.

          (i) Information. To Aurora’s Knowledge, Aurora did not intentionally exclude documents or information from the Asset Files for the Bank Loans relating to unfunded commitments, environmental assessments prepared by third party vendors, appraisals prepared by third party vendors, or unprivileged pending litigation materials. To Aurora’s Knowledge, no material documents have been excluded from the Asset Files related to the Bank Loans.
          (j) Financing Statements. As to any Bank Loan for which the Primary Loan Collateral or material security for the Bank Loan is a UCC security interest in personal property, the UCC financing statements perfecting such security interest have been properly filed, assigned by UCC-3 assignment statements to Aurora and timely continued by the filing of continuation statements as necessary to avoid lapse or expiration of perfection and/or loss of priority.
          (k) Title Insurance. As to any Bank Loan for which the Primary Loan Collateral or material security for the Bank Loan is a Mortgage, an ALTA (or equivalent) policy of mortgagee title insurance has been issued to insure the Bank Loan or a qualified independent third party has reviewed title to the Mortgaged Property and has issued a report as to the Lien priority of the Mortgage.
          (l) Partial Releases. With respect to any Bank Loan for which a portion of the Mortgaged Property has been released from the Loan Collateral, each partial release was made in the ordinary course of the administration of the Bank Loan as contemplated by and in accordance with the Loan Documents or usual and customary servicing practices and for consideration of the net proceeds of the sale of the portion of the Mortgaged Property released or such other consideration as was contemplated under the applicable Loan Documents or usual and customary servicing practices with all such consideration of each such partial release having been applied to the indebtedness owing under the Bank Loan and any proceeds from such partial release were applied to reduce the principal balance of the related Bank Loan. Each of the Loan Documents and all of the Loan Collateral related to such Bank Loan remaining after each such partial release continued in full force and effect, unaffected by such partial release.
     4.02 Representations and Warranties Concerning the REIT Loans. Subject to the limitations of survival in Section 7.01 of this Agreement and except as set forth in the REIT Loan Schedule, CCPC represents and warrants to Aurora with respect to each REIT Loan that the statements contained in this Section 4.02 are correct and complete as of the date of this Agreement.
          (a) Ownership. CCPC is the sole legal and beneficial owner and holder of all rights, title and interest in and to the REIT Loans, free and clear of any and all liens, security interests, pledges, charges, or rights of redemption. CCPC has full right and authority to sell, assign and transfer each of the REIT Loans without the consent of any Person, except for consents that have or will be obtained on or before the Closing Date. Upon conveyance of each REIT Loan to Aurora, no Person other than Aurora will have any right, title or interest in and to each REIT Loan, including any payments made on or in respect of the REIT Loan, except as otherwise provided in this Agreement. No Person has any servicing rights related to the REIT Loan, except as contemplated by this Agreement.

          (b) No Right to Future Advances; Commitments. Except as set forth on the Exception Schedule, each REIT Loan is fully funded and advanced, and no Person has any right to receive or compel disbursement of any additional loan proceeds or future advances with respect to any of the REIT Loans, nor are there any outstanding commitments to modify or restructure any of the REIT Loans.
          (c) Enforceability. Each of the Loan Documents related to the REIT Loans is the legal, valid and binding obligation of the Obligor, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The Note with respect to each REIT Loan is not subject to any right of rescission, set-off, counterclaim or defense. The REIT Loan is secured by a valid and enforceable lien on or security interest (with the priority disclosed on the REIT Loan Schedule) in the Loan Collateral for such REIT Loan having the priority indicated on the REIT Loan Schedule. The Loan Documents related to the REIT Loans, taken together as a whole, contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the practicable realization against the Loan Collateral related to the REIT Loans of the benefits of the security intended to be provided thereby, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
          (d) No Modification or Waiver. Except as evidenced in the Asset File by written documentation, CCPC has not released any Obligor or waived, materially modified, altered, satisfied, canceled or subordinated the REIT Loans or any Loan Documents or Loan Collateral related to the REIT Loans in any material respect.
          (e) Litigation. To CCPC’s Knowledge, there is no litigation outstanding, pending or threatened relating to the REIT Loans.
          (f) No Cross-Collateralization. The Loan Collateral for a REIT Loan does not secure any obligation other than the REIT Loans transferred pursuant to this Agreement.
          (g) Accuracy of Loan Schedule. Except as may be warranted absolutely and without reservation in this Agreement, to CCPC’s Knowledge, all information pertaining to the REIT Loans on the REIT Loan Schedule is true and correct in all respects.
          (h) Loan Balance. The unpaid Principal Balance of each of the REIT Loans is as set forth on the REIT Loan Schedule.
          (i) Information. To CCPC’s Knowledge, CCPC did not intentionally exclude documents or information from the Asset Files for the REIT Loans relating to unfunded commitments, environmental assessments prepared by third party vendors, appraisals prepared by third party vendors, or unprivileged pending litigation materials. To CCPC’s Knowledge, no material documents have been excluded from the Asset Files related to the REIT Loans.

          (j) Financing Statements. As to any REIT Loan for which the Primary Loan Collateral or material security for the REIT Loan is a UCC security interest in personal property, the UCC financing statements perfecting such security interest have been properly filed, assigned by UCC-3 assignment statements to CCPC and timely continued by the filing of continuation statements as necessary to avoid lapse or expiration of perfection and/or loss of priority.
          (k) Title Insurance. As to any REIT Loan for which the Primary Loan Collateral or material security for the REIT Loan is a Mortgage, an ALTA (or equivalent) policy of mortgagee title insurance has been issued to insure the REIT Loan or a qualified independent third party has reviewed title to the Mortgaged Property and has issued a report as to the lien priority of the Mortgage.
          (l) Partial Releases. With respect to any REIT Loan for which a portion of the Mortgaged Property has been released from the Loan Collateral, each partial release was made in the ordinary course of the administration of the REIT Loan as contemplated by and in accordance with the Loan Documents or usual and customary servicing practices and for consideration of the net proceeds of the sale of the portion of the Mortgaged Property released or such other consideration as was contemplated under the applicable Loan Documents or usual and customary servicing practices with all such consideration of each such partial release having been applied to the indebtedness owing under the REIT Loan and any proceeds from such partial release were applied to reduce the principal balance of the related REIT Loan. Each of the Loan Documents and all of the Loan Collateral related to such REIT Loan remaining after each such partial release continued in full force and effect, unaffected by such partial release.
     4.03 Further Cooperation. Each of the Transferors covenants and agrees that it shall, from time to time, and with no further liability to the Transferee, execute and deliver or cause to be executed and delivered, such additional instruments, assignments, endorsements, papers and documents as the Transferee may at any time reasonably request for the purpose of carrying out this Agreement and the transfers provided for herein.
5. Servicing of Loans.
     5.01 Servicing of Loans After Closing. Transferor and Transferee shall cooperate after Closing to ensure appropriate servicing operations are maintained and continued. In connection therewith the Parties shall cooperate on continuation, modification or termination of existing servicing agreements, as the case may be, to ensure such continued servicing operations. The Assets shall be sold, assigned and transferred to the Transferee on a whole-loan basis. As of the Closing Date, except as otherwise provided herein, all rights, obligations, liabilities and responsibilities with respect to the servicing of the Assets conveyed on such date (except those liabilities existing on or before the applicable Closing Date) shall pass to the Transferee.
     5.02 Tax Reporting. The Transferee shall file with the Internal Revenue Service and each applicable state and local taxing authority, all forms, reports and information returns for the Loans acquired by it at the Closing which, pursuant to Legal Requirements, are to be filed for the portion of the calendar year 2009 occurring after the Closing Date. The Transferor shall file with the Internal Revenue Service and each applicable state and local taxing authority all forms, reports and informative returns for the Loans transferred by it at the Closing which pursuant to Legal Requirements are to be filed for the portion of the calendar year ending on the Closing Date.
     5.03 Further Cooperation. After the Closing Date, each of the Transferors shall, upon the applicable Transferee’s reasonable request, execute and deliver to the Transferee such additional assignments, endorsements, financing statements and other documents as shall be required, in the Transferee’s reasonable judgment, to convey or perfect the Transferee’s right, title and interest in any of the Assets and such pleadings or notices of substitution necessary to substitute the Transferee for the Transferor in all Litigation Matters related to the Loans transferred to the Transferee at Closing, all of which shall be prepared at the Transferee’s expense. The Transferee shall prepare and record any such additional assignments, endorsements, financing statements, substitutions, pleadings or other documents pursuant to this Section 5.03 at the Transferee’s sole cost and expense. The Transferee shall be responsible for determining the appropriate location and records in which to file any assignments, endorsements, financing statements, substitutions, pleadings or other documents delivered pursuant to this Section 5.03.
     5.04 Litigation. Except as set forth in any Servicing Agreement to the contrary, the Transferor shall he relieved of any obligation to prosecute, participate in, monitor or pay any attorney’s fees or other expenses incurred in any Litigation Matters related to the Loans transferred by the Transferor after the Closing Date. The Transferor shall cooperate with the Transferee with respect to the transition of all such Litigation Matters, including by providing to the Transferee information and documentation pertinent to the Litigation Matters.
6. Conditions to Obligation to Close.
     6.01 Conditions to Obligation of CCPC. The obligation of CCPC to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
          (a) the representations and warranties set forth in Section 3.01 and Section 4.01 above shall be true and correct in all material respects at and as of the Closing Date;
          (b) Aurora shall have performed and complied with all of its covenants hereunder in all respects through Closing and shall have delivered Schedule A in form reasonably acceptable to CCPC;
          (c) Aurora shall have delivered to CCPC or to the Servicer on behalf of CCPC in accordance with Sections 2.03, the Bill of Sale and the Loan Documents and the Allonge for each Bank Loan;
          (d) CCPC shall have consented, at its sole and absolute discretion, to any releases (other than any release in connection with a payment in full of any such Bank Loan), or other material modifications, changes, or negotiations occurring after the date of this Agreement and prior to the Closing Date and affecting or pertaining to any Bank Loan;
          (e) CCPC shall have received all requisite consents and approvals necessary to enter into and consummate the transactions contemplated by this Agreement and any necessary notice periods shall have lapsed; and

          (f) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits, materially restricts or makes illegal consummation of the transactions contemplated by this Agreement.
     CCPC may waive any condition specified in this Section 6.01 if it executes a writing so stating at or prior to Closing.
     6.02 Conditions to Obligation of Aurora. The obligation of Aurora to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
          (a) the representations and warranties set forth in Section 3.02 and Section 4.02 above shall be true and correct in all material respects at and as of the Closing Date;
          (b) CCPC shall have performed and complied with all of its covenants hereunder in all respects through Closing and shall have delivered Schedule B in form reasonably acceptable to Aurora;
          (c) CCPC shall have delivered to Aurora or to the Servicer on behalf of Aurora in accordance with Sections 2.03, the Bill of Sale and the Loan Documents and the Allonge for each REIT Loan;
          (d) Aurora shall have consented, at its sole and absolute discretion, to any releases (other than any release in connection with a payment in full of any such REIT Loan), or other material modifications, changes, or negotiations occurring after the date of this Agreement and prior to the Closing Date and affecting or pertaining to any REIT Loan. Notwithstanding the foregoing, Aurora may at its option insist that the REIT Loans are entirely unmodified, as required by Section 4.02(d);
          (e) Aurora shall have received all requisite consents and approvals necessary to enter into and consummate the transactions contemplated by this Agreement and any necessary notice periods shall have lapsed; and
          (f) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits, materially restricts or makes illegal consummation of the transactions contemplated by this Agreement.
          Aurora may waive any condition specified in this Section 6.02 if it executes a writing so stating at or prior to Closing.

7. Remedies for Breaches of this Agreement.
     7.01 Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in Section 3.01 and Section 3.02 of this Agreement shall survive Closing and continue in full force and effect for a period of five (5) years thereafter. The representations and warranties in Section 4.01 and Section 4.02 shall survive Closing and continue in full force and effect for a period of one (1) year thereafter.
     7.02 Scope of Investigation and Other Due Diligence. The Parties agree that the representations and warranties in Section 4.01 and Section 4.02 are made for the purpose of establishing a remedy for the Transferee in the event that matters mutually assumed by the Parties are not as assumed by them. The Parties understand that if any of the representations or warranties in Section 4.01 or Section 4.02 are breached, the Transferee’s rights and remedies are limited to those expressly set forth in Section 7.03. In no event shall a breach of a representation or warranty in Section 4.01 or Section 4.02 be used as evidence of, or deemed to constitute bad faith, misconduct or fraud even in the event that it is shown that the Transferor or any Affiliates thereof, or any of its or their respective directors, employees, officers, lawyers, accountants or agents, knew or should have known of the existence of information which was inconsistent with any of the representations and warranties provided in Section 4.01 or Section 4.02, as applicable.
     7.03 Repurchase of Defective Assets.
          (a) Notice of a Breach. In the event of a Material breach by Aurora of a representation or warranty contained in Section 4.01 with respect to the Bank Loans or by CCPC of a representation or warranty contained in Section 4.02 with respect to the REIT Loans, Aurora in the case of a representation or warranty contained in Section 4.02 and CCPC in the case of representation or warranty contained in Section 4.01 shall have the right to give the Transferor a Certificate of Defect no later than 30 days following the determination by the Transferee of the breach thereof. If a Certificate of Defect is delivered by the Transferee in a timely fashion but is considered by the Transferor to be deficient in any respect, so long as it substantially complies with the requirements of this Agreement, the Transferee shall be afforded a reasonable period of time by the Transferor, not to exceed 30 days after notice from the Transferor specifying such deficiencies in reasonable detail, in order to supplement such Certificate and cure any deficiencies; and such Certificate, but only so long as it substantially complies as aforesaid, shall be deemed sufficient to avoid termination and extinguishment of the Transferee’s rights hereunder. Each of the Transferors agrees to use commercially reasonable efforts to cure any lapses of or missing assignments, transfer documents or the like in the chain of title to the Note or in the Collateral Security therefor related to a Loan transferred by such Transferor at the Closing by obtaining from prior transferors any such missing assignments and/or transfer documents. If the Transferee delivers a Certificate of Defect which is part of an Asset Group, then, unless the Transferee elects otherwise in such Certificate of Defect, the Certificate of Defect shall be deemed to cover all Assets in such Asset Group.
          (b) Transferor’s Response. By no later than 45 days following its receipt of a Certificate of Defect, the Transferor shall notify the Transferee in writing that the Transferor: (i) disputes that the alleged defect or breach exists, (ii) intends to attempt to cure such defect or breach within the Cure Period or (iii) will repurchase the allegedly Defective Assets, or if and as the Parties mutually agree, will remit to the Transferee a payment with respect to such allegedly Defective Asset in an amount reflecting the diminution in value of the Defective Asset, and the date on which such payment shall occur, which in no event shall be later than 10 days after the Transferor’s response, If the Transferor has given the Transferee notification of the Transferor’s intention to attempt to cure, and if before the end of the Cure Period, the Transferor has failed to cure the defect or breach, then the Transferor shall repurchase the Defective Assets within 10 days following the end of such Cure Period. If the Transferor fails to provide such notice within forty five (45) days following its receipt of a Certificate of Defect, the Transferee shall provide a second copy of such Certificate of Defect to the Transferor, and if the Transferor fails to provide the notice required under this Section within ten (10) days following its receipt of such second copy of the Certificate of Defect it shall be deemed to have agreed to repurchase the Defective Asset and shall repurchase the Defective Assets within fifteen (15) days following its receipt of the second copy of the Certificate of Defect.
          (c) Repurchase. If the Transferor becomes obligated by this Agreement to repurchase any Defective Assets from the Transferee, then (i) closing of such repurchase shall occur within 10 days after the Transferor’s repurchase obligation is determined, (ii) at such closing the Transferor shall pay the Transferee by wire transfer to an account designated by the Transferee, the Asset Repurchase Price, and (iii) the Transferee shall convey the Defective Assets to Transferor, pursuant to documents substantially the same as the applicable Closing Documents originally delivered to the Transferee by the Transferor, and shall make deliveries and take all other appropriate action on the same terms and conditions under which the Transferor had conveyed such Defective Assets to the Transferee. Such conveyance(s) by the Transferee shall be without recourse, representation, or warranty (express or implied) of any kind except as follows: (1) the Transferee is the owner of the affected Assets and has the authority to transfer such Assets free and clear of any liens to the Transferor; (2) the terms of such Assets have not been modified by any written or oral agreement between the Transferee and any Obligor; (3) the Transferee has not obtained full payment on such Assets from any Obligor, guarantor or surety, or otherwise accepted partial payment thereof in full satisfaction of the debt evidenced thereby; (4) the Transferee has not released any collateral other than for adequate payment to the Transferee and has not released any Obligor, guarantor, surety or other person liable for payment of such Assets, (5) the Transferee has not subordinated or released any security interests or liens in any collateral that secures such Assets, and (6) the Transferee has not allowed any liens or security interests that secure such Assets to lapse or become unperfected.
          (d) Materiality or Defect Thresholds. The requirements that a breach be “Material” for application of the remedies set forth in Section 7 shall not limit (or reduce or be a credit against) the responsibility of the Transferor to, at its option, effect a full cure of the breach or to repurchase the Loan under this Section 7 after the defect has been determined to meet such threshold.
     7.04 Call Provisions. CCPC acknowledges that certain of the Bank Loans transferred to CCPC pursuant to this Agreement are subject to a call provision in favor of the current servicer for such Bank Loans (the “Call Provisions”). CCPC further acknowledges that the Call Provisions provide the servicer with the right to require the owner to sell these Bank Loans to the servicer and that such Bank Loans will be transferred to CCPC subject to the Call Provisions. In the event that the Call Provisions with respect to one or more of the Bank Loans are exercised, Aurora and

CCPC will work together in good faith to make arrangements for the transfer by Aurora of replacement loans that are acceptable to CCPC, in its sole discretion, at fair value at the time of the exercise of the Call Provisions (the “Replacement Loans”) Aurora will make the representations and warranties set forth in Section 4.01 of this Agreement with respect to the Replacement Loans and execute such other documentation as may be reasonably requested by CCPC with respect to the transfer of the Replacement Loans. Promptly upon the consummation of the transfer of the Replacement Loans to CCPC, CCPC shall pay to Aurora the aggregate consideration received by CCPC from the servicer with respect to the exercise of the Call Provisions.
     7.05 Indemnification Provisions for Benefit of CCPC. Aurora shall indemnify, defend and hold CCPC harmless for the following: (i) the breach by Aurora of any of the covenants of this Agreement to be performed by Aurora; (ii) any and all liabilities arising out of the tortious or unlawful acts or omissions of Aurora in regard to any Bank Loan prior to the Closing Date, including but not limited to any “lender liability” or similar claims asserted against CCPC to the extent such claims arose out of actions or omissions of Aurora, or other events, that occurred prior to the Closing Date; or (iii) any amount owed to attorneys or other persons for services provided to Aurora or Aurora’s predecessor in interest with respect to any Bank Loan. Notwithstanding the foregoing, this indemnification provision does not apply to a breach of warranty by Aurora under Section 3.01 or Section 4.01 of this Agreement, regardless of whether Aurora had Knowledge of a matter which was the subject of the warranty.
     7.06 Indemnification Provision for Benefit of Aurora. CCPC shall indemnify, defend and hold Aurora harmless for the following: (i) the breach by CCPC of any of the covenants of this Agreement to be performed by CCPC; (ii) any and all liabilities arising out of the tortious or unlawful acts or omissions of CCPC in regard to any REIT Loan prior to the Closing Date, including but not limited to any “lender liability” or similar claims asserted against Aurora to the extent such claims arose out of actions or omissions of CCPC, or other events, that occurred prior to the Closing Date; or (iii) any amount owed to attorneys or other persons for services provided to CCPC or CCPC’s predecessor in interest with respect to any REIT Loan. Notwithstanding the foregoing, this indemnification provision does not apply to a breach of warranty by CCPC under Section 3.02 or Section 4.02 of this Agreement, regardless of whether CCPC had Knowledge of a matter which was the subject of the warranty.
8. Termination.
     8.01 Termination of Agreement. The Parties may terminate this Agreement as provided below:
          (a) Aurora and CCPC may terminate this Agreement by mutual written consent at any time prior to Closing;
          (b) either Aurora or CCPC may terminate this Agreement by written notice to the other Party if any governmental authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either case, has become final and non-appealable and has the effect of making consummation of the transactions contemplated by this Agreement illegal or otherwise preventing or prohibiting consummation of the transactions contemplated by this Agreement (“Governmental Order”), and such Governmental Order shall have become final and unappealable; provided, however, that the terms of this Section 8.01(b) shall not be available to any Party unless such Party shall have used its reasonable best efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the transactions contemplated by this Agreement;
          (c) CCPC may terminate this Agreement by giving written notice to Aurora at any time prior to Closing in the event Aurora has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, and CCPC has notified Aurora of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach; and
          (d) Aurora may terminate this Agreement by giving written notice to CCPC at any time prior to Closing in the event CCPC has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, and Aurora has notified CCPC of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of the breach.
     8.02 Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.01 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party.
9. Miscellaneous.
     9.01 Further Actions. If after Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request.
     9.02 Press Release and Public Announcements. Either Party may issue a press release or make a public announcement relating to the subject matter of this Agreement with the prior written approval of the other Party, such approval not to be unreasonably withheld, except as may be prohibited under Federal or state law. Each Party, or any of its Affiliates, may make any public disclosure they believe in good faith is required by applicable law or any listing or trading agreement concerning their publicly-traded securities (in which case such Party will use its reasonable best efforts to advise the other Party prior to the disclosure).
     9.03 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
     9.04 Entire Agreement. This Agreement (including the documents referred to herein and the schedules and exhibits attached hereto) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

     9.05 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.
     9.06 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
     9.07 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     9.08 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then three Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Aurora:	Aurora Bank FSB
1271 Avenue of the Americas, 46th Floor
New York, New York 10019
Attention: Shinjit Ghosh

If to CCPC:	Capital Crossing Preferred Corporation
1271 Avenue of the Americas, 46th Floor
New York, New York 10019
Attention: Lana Franks
Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
     9.09 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW, PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.
     9.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Aurora and CCPC. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     9.12 Expenses. Regardless of whether Closing occurs, each Party shall be responsible for the payment of all costs and expenses incurred by it in negotiating and performing its obligations under this Agreement and the transactions contemplated hereby, including, without limitation, the costs of its due diligence providers, counsel, accountants and consultants.
     9.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.
     9.14 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
     9.15 Limited Purpose of Exchange Purchase Prices. Aurora and CCPC acknowledge that, although an Exchange Purchase Price for the Assets may be used for certain limited purposes under this Agreement, such amounts do not represent any allocation of value to the Assets for tax and accounting purposes. Aurora and CCPC further acknowledge that neither the Exchange Purchase Price for the Assets nor the Loan balances represent the fair market value of the Assets or the underlying collateral or mortgage property. Aurora and CCPC expressly reserve the right to allocate the values for the Assets for Federal and state income tax purposes and their own internal accounting purposes as they reasonably determine and in a manner different from the Exchange Purchase Price.
     9.16 Confidentiality. All information disclosed or furnished by one party to another, whether orally or in writing, in connection with this Agreement and the Transferee’s due diligence examination of Transferor’s files shall be deemed to be proprietary and confidential information of the disclosing party. The receiving party agrees not to disclose such information to any third party other than its representatives or employees, legal counsel, accountants, advisors, or, as necessary, to applicable regulatory agencies, or as otherwise contemplated in this Agreement or the Exhibits and Schedules hereto. Regardless of whether closing occurs hereunder, each party agrees that it shall not use the proprietary or confidential information of the other party for the purpose of soliciting customers of the other party.

(THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.
SIGNATURES APPEAR ON THE FOLLOWING PAGE.)

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

AURORA BANK FSB
By:	/s/ William Walenczyk
	Name:	William Walenczyk
	Title:	Senior Vice President

CAPITAL CROSSING PREFERRED CORPORATION
By:	/s/ Lana Harber
	Name:	Lana Harber
	Title:	MD